DIME COMMUNITY BANCSHARES REPORTS EARNINGS
Over $450 Million in Loans Closed During the Quarter, Representing a 22% Annualized Loan Growth Rate.

Brooklyn, NY – January 24, 2013 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter and fiscal year ended December 31, 2012.

Consolidated net income for the quarter ended December 31, 2012 was $6.7 million, or 19 cents per diluted share, compared to $11.8 million, or 34 cents per diluted share, for the quarter ended September 30, 2012, and $12.7 million, or 38 cents per diluted share, for the quarter ended December 31, 2011.

During the quarter ended December 31, 2012, the Company recognized an after-tax charge of $14.0 million, or $0.40 per share, on the prepayment of borrowed funds, which was partially offset by after-tax gains of $7.5 million, or $0.22 per share, on the disposal of three real estate parcels.  The Company also recognized an after tax gain of $487,000, or $0.01 per share, on the sale of an equity mutual fund investment.  Excluding these three transactions, net income would have been $12.8 million, or $0.37 per diluted share, during the three months ended December 31, 2012.

Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "For those who tracked our loan pipeline at the end of last quarter, you know that we were anticipating a strong quarter for originations, and it is certainly reflected in this quarter's loan growth.  It was also a very active quarter in other ways as well.  In addition to growing the loan portfolio at a 22% annualized rate (supported by over $450 million of originations), $155 million of high cost, long-term borrowings were prepaid and three bank-owned properties were sold at a significant gain, offsetting a portion of the borrowing prepayment fee.  The three parcels were comprised of vacant land in Williamsburg, Brooklyn, and two multi-tenant commercial parcels, each containing a Dime branch.  As Dime will remain a tenant in only one of the parcels, by virtue of the deposits in the other branch being serviced in the future by a branch less than a quarter mile away, operating expenses will be reduced modestly.  Absent these material transactions, earnings would have been 37 cents per diluted share, three cents ahead of the prior quarter."

Mr. Palagiano continued, "Once again, the Company reported a solid quarter, as elevated loan refinance activity contributed approximately six cents to diluted earnings per share via prepayment fee income, and virtually no credit costs were recognized, as our loan portfolio continued its remarkable performance."

Net income was $40.3 million, or $1.17 per diluted share, for the year ended December 31, 2012. Excluding the significant financial transactions that occurred during the fourth quarter, net income would have been $46.4 million, or $1.35 per diluted share.  This would have represented the 3rd highest level achieved by the Company since its initial public offering in 1996.

Mr. Palagiano noted, "Late in 2012, Dime transitioned from a period of no-growth to more of a measured-growth strategy, with an expectation that the Fed will adhere to its projection for maintaining low short-term interest rates through the end of 2015, and that credit costs will remain at current levels.  The leverage capital ratio at the Bank level was 9.98% as of year-end (with a total risk based capital ratio of 13.7%), which is well above both regulatory, and bank-defined, guidelines for remaining well-capitalized.  This leaves plenty of room for traditional capital leverage, and enhanced revenues from an expanding balance sheet should help to mitigate some of the pressure on earnings from a contracting net interest margin.  The Bank typically ranks among the top 5 multifamily lenders in its delineated lending market (primarily Manhattan, Brooklyn and Queens), and our expectation is that this will continue in 2013."

Mr. Palagiano concluded, "I want to once again thank our officers and staff for all of their efforts that contributed to the successful results achieved in 2012."

OPERATING RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2012

Net Interest Margin
The interest (or "make whole") fee to prepay borrowings caused a 278 basis point drag on net interest margin ("NIM") during the quarter, which led to a reported NIM of 0.93% during the December 2012 quarter, compared to a reported NIM of 3.59% during the September 2012 quarter.  For forecasting purposes, the "core" NIM, excluding both the effect of loan prepayment fees and borrowing prepayment charges, increased from 3.24% during the September 2012 quarter to 3.30% during the December 2012 quarter, reflecting a decline of 15 basis points in the average cost of interest bearing liabilities that was partially offset by a decline of 8 basis points in the average yield on interest earning assets (primarily reflecting a reduction of 27 basis points in the average yield on real estate loans exclusive of the effects of prepayment fee income).

The reduction in the average cost of interest bearing liabilities primarily reflected the benefits of the prepayment of the $155.0 million of higher cost borrowed funds that occurred early in the quarter ended December 31, 2012.  In addition, the average cost of deposits declined by 2 basis points as the Company continued to avail itself of the beneficially low deposit offering rates in its market.

A reduction of $114.9 million in the combined average balance of investment securities and other short-term investments also contributed favorably to the increase in the adjusted NIM, as the average yield on a substantial portion of these assets approximated 0.50% and had a negative carrying cost (asset yield below the cost of funding) to the Company.

Because the Company utilized $155.0 million of its liquid cash balances to prepay borrowings, cash balances ended the year at $79.1 million, down from $194.7 million at September 30, 2012.

The 27 basis point decline in the average yield on real estate loans (excluding the effects of prepayment fee income) on a linked quarter basis resulted from portfolio refinance and amortization activities, and reflected marketplace competition which produced tighter spreads on multifamily loans, as U.S. Treasury yields continued to hover at historically low levels.

Net Interest Income
Net interest income was $8.6 million in the quarter ended December 31, 2012, down $24.8 million from the September 2012 quarter and down $25.6 million from the $34.1 million reported in the December 2011 quarter.  These reductions resulted primarily from the $25.6 million pre-tax charge on the borrowing prepayment.  Prepayment fee income on loans totaled $3.7 million during the December 2012 quarter, compared to $3.3 million recognized in the September 2012 quarter and $1.9 million during the December 2011 quarter.  Absent the impact of loan prepayment fee income and borrowing prepayment costs, net interest income was $30.4 million during the December 31, 2012 quarter, up $359,000 from the September 2012 quarter and down $1.8 million from the December 31, 2011 quarter.  The decline in net interest income (absent the impact of loan prepayment fee income and borrowing prepayment costs) from the December 2011 quarter resulted primarily from a decline of 35 basis points in the average yield earned on the Company's interest earning assets, reflecting the ongoing asset repricing throughout this prolonged period of accommodative monetary policy.

Provision/Allowance For Loan Losses
The Company recognized net charge-offs of $207,000 on real estate loans during the December 2012 quarter, and determined that only a minor provision for loan losses of $63,000 was warranted during the same period.  This led to a net decrease of $144,000 in the allowance for loan losses during the quarter ended December 31, 2012.

At December 31, 2012, the allowance for loan losses as a percentage of total loans stood at 0.59%, down from 0.62% at the close of the prior quarter, primarily attributable to the growth in the loan portfolio and a small reduction in the allowance for loan losses during the December 2012 quarter.

Non-Interest Income
Non-interest income was $16.5 million for the quarter ended December 31, 2012, an increase of $13.9 million from the previous quarter, primarily reflecting the pre-tax gains of $13.7 million on the sales of the three real estate parcels and $887,000 on the sale of an equity mutual fund investment.  Mortgage banking income increased $34,000 due to a larger recovery recognized on the liability for the first loss position on loans sold with recourse to Fannie Mae during the comparative period.  Partially offsetting the increase in mortgage banking income was a reduction related to loan servicing fees totaling $375,000.  Excluding these non-recurring items, normalized non-interest income declined by approximately $439,000 on a linked quarter basis due primarily to lower fee income associated with ATM activities and loan commitments.

Non-Interest Expense
Non-interest expense was $14.7 million in the quarter ended December 31, 2012, down $1.1 million from the prior quarter, and $1.3 million below the forecasted level of $16.0 million, due primarily to an aggregate reduction in marketing and legal expenses of $708,000.

Non-interest expense was 1.51% of average assets during the most recent quarter.  The efficiency ratio, excluding the impact of both the $25.6 million pre-tax borrowing prepayment charge and the gains recognized on the sales of both real estate and the equity mutual fund, approximated 40.9%.  This remains among the lowest efficiency ratios in the industry, and is a longstanding hallmark of Dime.

Income Tax Expense
Due to tax benefits recognized as a result of the significant financial transactions that occurred during the period, the effective tax rate approximated 34% during the most recent quarter.  Excluding those, the effective tax rate approximated 40% during the December 2012 quarter, slightly below the 41% forecasted level.

BALANCE SHEET
Total assets were $3.91 billion at December 31, 2012, down $49.0 million from September 30, 2012.  Cash and due from banks and federal funds sold and other short-term investments declined by $115.6 million and $60.0 million respectively, as these liquid funds were utilized to both prepay $155.0 million of borrowings and pay semi-annual real estate tax payments out of escrow deposits.

Real estate loans increased approximately $180.0 million during the most recent quarter.  Deposits also increased $60.3 million during the same period.

Real Estate Loans
Real estate loan originations were $454.5 million during the December 2012 quarter, at an average rate of 3.42%.  Of this amount, $102.2 million represented loan refinances from the existing portfolio.  Loan amortization and satisfactions, also including the $102.2 million of refinances of existing loans, totaled $253.3 million during the quarter, or 29.7% of the average portfolio balance on an annualized basis.  The average rate on amortized or satisfied loan balances during the most recent quarter was 5.74%.  Total loan commitments stood at $138.8 million at December 31, 2012, with a weighted average rate of 3.73%.  The average yield on the loan portfolio (excluding prepayment fee income) during the quarter ended December 31, 2012 was 4.85%, compared to 5.12% during the September 2012 quarter and 5.39% during the December 2011 quarter.

Credit Summary
Non-performing loans (excluding loans held for sale) were $8.9 million, or 0.25% of total loans, at December 31, 2012, down from $10.7 million, or 0.32% of total loans, at September 30, 2012.  Loans delinquent between 30 and 89 days and accruing interest were $7.2 million, or approximately 0.20% of total loans, at December 31, 2012, compared to $4.3 million, or 0.13% of total loans, at September 30, 2012.

The sum of non-performing assets represented 2.6% of tangible capital plus the allowance for loan losses (a statistic otherwise known as the "Texas Ratio") at December 31, 2012 (see table on page 13).  This number compares very favorably to both industry and regional averages.

Within the pool of serviced loans previously sold to Fannie Mae with recourse exposure, total loans delinquent 30 days or more approximated $703,000 at December 31, 2012, down from $2.0 million at September 30, 2012. The remaining pool of loans serviced for Fannie Mae totaled $256.7 million as of December 31, 2012, down from $279.8 million as of September 30, 2012. Due to both ongoing amortization and stabilization of problem loans within the Fannie Mae portfolio, the Company determined that its liability for the first loss position could be reduced by $178,000, which was recognized during the quarter ended December 31, 2012.

As of December 31, 2012, the Company's loan portfolio had experienced only minor performance issues stemming from Hurricane Sandy, which, on October 28 and 29, 2012, caused extensive damage to real estate properties throughout its market area.

Deposits and Borrowed Funds
Deposits increased $60.3 million from September 30, 2012 to December 31, 2012, due primarily to net inflows of $76.0 million in money market deposits.  The Bank is being somewhat more aggressive in its promotional deposit pricing as part of its long-term strategy to emphasize deposits to fund growth rather than borrowings.  At December 31, 2012, average deposit balances approximated $95.4 million per branch. The Bank remains selective in the products, rates and terms on which it competes for deposits, focusing on products that encourage long-term customer retention, and discouraging renewals of promotional deposits in cases where customer relationships have not proved durable.

During the December 2012 quarter, the Company prepaid its entire $155.0 million balance of securities sold under agreements to repurchase borrowings and increased its Federal Home Loan Bank of New York ("FHLBNY") advances by $75.0 million.  Despite the long-term goal to emphasize deposits to fund growth, the Company will continue to use FHLBNY advances to supplement deposit funding when appropriate.

Capital
The Company's consolidated tangible common equity ratio (Tier 1 core leverage) grew this quarter as a result of both retained earnings and a reduction in tangible assets.  Consolidated tangible capital was 8.97% of tangible assets at December 31, 2012, an increase of 21 basis points from September 30, 2012.  The Company also had approximately $70.7 million of trust preferred debt securities outstanding at December 31, 2012, which, when added to Tier 1 (tangible) capital, increased its consolidated Tier 1 (tangible) capital ratio to approximately 10.4%.

The Bank's tangible capital ratio was 9.98% at December 31, 2012, up from 9.83% at September 30, 2012.  The Bank's Total Risk-Based Capital Ratio was 13.67% at December 31, 2012, compared to 14.33% at September 30, 2012.

Reported earnings per share exceeded the quarterly cash dividend rate per share by 36%.  Excluding the effects of the significant financial transactions that occurred during the most recent quarter, earnings per share exceeded the quarterly cash dividend rate per share by 164%, a 38% payout ratio.  Despite the charge on the borrowing prepayment, additions to capital from earnings and stock option exercises during the most recent quarterly period caused tangible book value per share to increase $0.09 sequentially during the most recent quarter, to $9.67 at December 31, 2012.

OUTLOOK FOR THE QUARTER ENDING MARCH 31, 2013
At December 31, 2012, Dime had outstanding loan commitments accepted totaling $138.8 million (of which $66 million related to loan refinances from the current portfolio), all of which are likely to close during the quarter ending March 31, 2013.  Total loan originations for the first quarter of 2013 are expected to approximate $225 million at an average interest rate expected to approximate 3.5%.

As discussed earlier in the release, the Company has transitioned into a period of measured loan portfolio and balance sheet growth, in part to utilize capital efficiently and in part to mitigate the effects of a contracting margin.  For the year ending December 31, 2013, balance sheet growth is targeted to approximate 5.0%, subject to change to reflect market conditions.  Loan prepayments and amortization remained elevated during the most recent quarter, however, are currently anticipated to fall below their 30% annualized 2012 level during the year ending December 2013, and are expected to approximate 25% - 30% during the March 2013 quarter.

On the liability side, deposit funding costs are expected to remain near current historically low levels through the first quarter of 2013.  The Bank has $146.0 million of CDs maturing at an average cost of 0.86% during the quarter ending March 31, 2013.  Offering rates on 12-month term CDs currently approximate 50 basis points.  The Company has $95.0 million of borrowings (predominantly short-term in nature) due to mature during the quarter ending March 31, 2013.  The Company currently anticipates they will be replaced with deposits.  Beginning this month, the Bank initiated a deposit campaign, using promotional rates, which is receiving a successful response.  Through this release date, over $60 million of deposits have been raised.  As a result, there should be some slight increase in cost of deposits, as measured on a linked quarter basis.

If current positive credit trends continue, as expected, loan loss provisioning will continue to be a function only of loan portfolio growth.

Absent any unforeseen items, non-interest expense is expected to approximate $15.5 million during the March 2013 quarter.

The Company projects that the consolidated effective tax rate will approximate 41.0% in the March 2013 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (Nasdaq: DCOM) had $3.91 billion in consolidated assets as of December 31, 2012, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31,	September 30,	December 31,
	2012	2012	2011
ASSETS:
Cash and due from banks	$79,076	$194,702	$43,309
Investment securities held to maturity	5,927	5,957	6,511
Investment securities available for sale	32,950	55,026	174,868
Trading securities	4,874	3,432	1,774
Mortgage-backed securities available for sale	49,021	81,792	93,877
Federal funds sold and other short-term investments	-	59,999	951
Real Estate Loans:
One-to-four family and cooperative apartment	91,876	88,825	100,712
Multifamily and underlying cooperative (1)	2,670,973	2,490,470	2,599,456
Commercial real estate (1)	735,224	739,509	751,586
Construction and land acquisition	476	528	3,199
Unearned discounts and net deferred loan fees	4,836	4,169	3,463
Total real estate loans	3,503,385	3,323,501	3,458,416
Other loans	2,423	2,492	2,449
Allowance for loan losses	(20,550)	(20,694)	(20,254)
Total loans, net	3,485,258	3,305,299	3,440,611
Loans held for sale	560	387	3,022
Premises and fixed assets, net	30,518	33,363	32,646
Federal Home Loan Bank of New York capital stock	45,011	41,636	49,489
Goodwill	55,638	55,638	55,638
Other assets	116,566	117,127	118,484
TOTAL ASSETS	$3,905,399	$3,954,358	$4,021,180
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$159,144	$151,269	$141,079
Interest Bearing Checking	95,159	91,514	99,308
Savings	371,792	365,977	353,708
Money Market	961,359	885,388	772,055
Sub-total	1,587,454	1,494,148	1,366,150
Certificates of deposit	891,975	925,018	977,551
Total Due to Depositors	2,479,429	2,419,166	2,343,701
Escrow and other deposits	82,753	111,066	71,812
Securities sold under agreements to repurchase	-	155,000	195,000
Federal Home Loan Bank of New York advances	842,500	767,500	939,775
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	38,463	43,408	39,178
TOTAL LIABILITIES	3,513,825	3,566,820	3,660,146
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,021,149 shares, 51,905,791 shares and 51,566,098 shares issued at December 31, 2012, September 30, 2012 and December 31, 2011,
respectively,and 35,714,269 shares, 35,598,196 shares and 35,109,045 shares outstanding
at December 31, 2012, September 30, 2012 and December 31, 2011, respectively)	520	519	516
Additional paid-in capital	239,041	237,192	231,521
Retained earnings	379,166	377,266	358,079
Unallocated common stock of Employee Stock Ownership Plan	(3,007)	(3,065)	(3,239)
Unearned common stock of Restricted Stock Awards	(3,122)	(3,594)	(3,037)
Common stock held by the Benefit Maintenance Plan	(8,800)	(8,800)	(8,655)
Treasury stock (16,306,880 shares, 16,307, 595 shares and 16,457,053 shares at December 31, 2012,
September 30, 2012 and December 31, 2011, respectively)	(202,584)	(202,584)	(204,442)
Accumulated other comprehensive loss, net	(9,640)	(9,396)	(9,709)
TOTAL STOCKHOLDERS' EQUITY	391,574	387,538	361,034
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,905,399	$3,954,358	$4,021,180

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis of the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011
Interest income:
Loans secured by real estate	$45,414	$45,963	$48,409	$189,149	$200,034
Other loans	28	28	23	104	97
Mortgage-backed securities	569	677	1,069	3,025	5,043
Investment securities	220	223	382	1,263	1,401
Federal funds sold and
other short-term investments	518	582	551	2,413	2,641
Total interest income	46,749	47,473	50,434	195,954	209,216
Interest expense:
Deposits and escrow	5,330	5,302	6,050	21,779	26,131
Borrowed funds	32,868	8,773	10,257	64,333	43,583
Total interest expense	38,198	14,075	16,307	86,112	69,714
Net interest income	8,551	33,398	34,127	109,842	139,502
Provision for loan losses	63	126	1,541	3,921	6,846
Net interest income after provision for loan losses	8,488	33,272	32,586	105,921	132,656

Non-interest income:
Service charges and other fees	605	1,244	827	3,445	3,662
Mortgage banking income, net	293	259	136	1,768	569
Other than temporary impairment ("OTTI")charge on securities (1)	-	-	(32)	(181)	(727)
Gain on sale of securities and other assets	14,704	-	-	14,748	28
Gain (loss) on trading securities	(23)	67	71	113	(26)
Other	919	1,004	1,134	3,956	4,423
Total non-interest income	16,498	2,574	2,136	23,849	7,929
Non-interest expense:
Compensation and benefits	9,012	9,220	9,196	37,647	36,600
Occupancy and equipment	2,621	2,527	2,388	10,052	10,129
Federal deposit insurance premiums	500	502	455	2,057	2,618
Other	2,584	3,522	2,742	12,816	12,341
Total non-interest expense	14,717	15,771	14,781	62,572	61,688

Income before taxes	10,269	20,075	19,941	67,198	78,897
Income tax expense	3,534	8,280	7,214	26,890	31,588

Net Income	$6,735	$11,795	$12,727	$40,308	$47,309

Earnings per Share:
Basic	$0.19	$0.34	$0.38	$1.18	$1.40
Diluted	$0.19	$0.34	$0.38	$1.17	$1.40

Average common shares outstanding
for Diluted EPS	34,594,167	34,497,817	33,926,905	34,364,453	33,801,427

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$-	$-	$32	$181	$727
Non-credit component not included in earnings	-	-	-	6	25
Total OTTI charges	$-	$-	$32	$187	$752

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2012	2012	2011	2012	2011

Reconciliation of Reported and Adjusted Earnings (1):
Net Income	$6,735	$11,795	$12,727	$40,308	$47,309
Add: After-tax expense associated with the prepayment of borrowings	14,032	-	-	14,032	61
Add: After-tax charge for OTTI on securities	-	-	18	99	399
Less: After tax gain on sale of real estate properties	(7,529)	-	-	(7,529)	-
Less: After tax gain on sale of equity mutual funds	(487)	-	-	(511)	(7)
Less: Non-recurring recovery of income tax liability	-	-	(1,088)	-	(1,088)
Adjusted net income	$12,751	$11,795	$11,657	$46,399	$46,674

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.19	$0.34	$0.38	$1.17	$1.40
Return on Average Assets	0.69%	1.21%	1.26%	1.02%	1.16%
Return on Average Stockholders' Equity	7.06%	12.32%	14.19%	10.73%	13.65%
Return on Average Tangible Stockholders' Equity	7.97%	14.05%	16.42%	12.24%	15.93%
Net Interest Spread	0.29%	3.38%	3.31%	2.58%	3.38%
Net Interest Margin	0.93%	3.59%	3.54%	2.92%	3.60%
Non-interest Expense to Average Assets	1.51%	1.62%	1.46%	1.59%	1.51%
Efficiency Ratio	141.95%	43.92%	40.80%	52.58%	41.64%
Effective Tax Rate	34.41%	41.25%	36.18%	40.02%	40.04%

Performance Ratios (Based upon Adjusted Earnings):
Reported EPS (Diluted)	$0.37	$0.34	$0.34	$1.35	$1.38
Return on Average Assets	1.31%	1.21%	1.15%	1.18%	1.14%
Return on Average Stockholders' Equity	13.37%	12.32%	13.00%	12.36%	13.47%
Return on Average Tangible Stockholders' Equity	15.09%	14.05%	15.04%	14.09%	15.71%
Net Interest Spread	3.09%	3.38%	3.31%	3.06%	3.38%
Net Interest Margin	3.30%	3.59%	3.54%	3.28%	3.60%
Non-interest Expense to Average Assets	1.51%	1.62%	1.46%	1.59%	1.51%
Efficiency Ratio	40.94%	43.92%	40.80%	42.34%	41.64%
Effective Tax Rate	39.96%	41.25%	41.63%	40.74%	40.54%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$10.96	$10.89	$10.28	$10.96	$10.28
Tangible Book Value Per Share	9.67	9.58	8.97	9.67	8.97

Average Balance Data:
Average Assets	$3,890,420	$3,900,029	$4,054,595	$3,947,043	$4,093,408
Average Interest Earning Assets	3,686,130	3,716,268	3,860,798	3,762,007	3,875,803
Average Stockholders' Equity	381,368	383,031	358,717	375,511	346,521
Average Tangible Stockholders' Equity	337,961	335,709	309,969	329,282	297,041
Average Loans	3,443,136	3,332,417	3,449,209	3,402,838	3,447,035
Average Deposits	2,459,385	2,395,680	2,354,877	2,397,586	2,388,172

Asset Quality Summary:
Net charge-offs (recoveries)	$207	$(325)	$2,863	$3,707	$5,925
Non-performing Loans (2)	8,888	10,690	25,952	9,448	25,952
Non-performing Loans/ Total Loans	0.25%	0.32%	0.75%	0.25%	0.75%
Nonperforming Assets (3)	$10,340	$11,580	$29,985	$10,340	$29,985
Nonperforming Assets/Total Assets	0.26%	0.29%	0.75%	0.26%	0.75%
Allowance for Loan Loss/Total Loans	0.59%	0.62%	0.58%	0.59%	0.58%
Allowance for Loan Loss/Non-performing Loans	217.51%	193.59%	78.04%	217.51%	78.04%
Loans Delinquent 30 to 89 Days at period end	$7,171	$4,322	$9,281	$7,171	$9,281

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	8.97%	8.76%	7.95%	8.97%	7.95%

Regulatory Capital Ratios (Bank Only):
Leverage Capital Ratio	9.98%	9.83%	9.11%	9.98%	9.11%
Tier One Risk Based Capital Ratio	12.95%	13.56%	11.56%	12.95%	11.56%
Total Risk Based Capital Ratio	13.67%	14.33%	12.24%	13.67%	12.24%

(1) Adjusted earnings is a "non-GAAP" measure. A reconciliation from the comparable GAAP measure is provided herein.

(2) Amount excludes $560,000 of loans held for sale that were on non-accrual status at December 31, 2012.

(3) Amount comprised of total non-accrual loans, and the recorded balance of pooled bank trust preferred security investments for which the Bank had not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	December 31, 2012			September 30, 2012			December 31, 2011
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,440,784	$45,414	5.28%	$3,329,996	$45,963	5.52%	$3,448,215	$48,409	5.62%
Other loans	2,352	28	4.76	2,421	28	4.63	994	23	9.26
Mortgage-backed securities	60,129	569	3.79	86,037	677	3.15	95,227	1,069	4.49
Investment securities	48,089	220	1.83	97,926	223	0.91	160,171	382	0.95
Other short-term investments	134,776	518	1.54	199,888	582	1.16	156,191	551	1.41
Total interest earning assets	3,686,130	$46,749	5.07%	3,716,268	$47,473	5.11%	3,860,798	$50,434	5.23%
Non-interest earning assets	204,290			183,761			193,797
Total assets	$3,890,420			$3,900,029			$4,054,595

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$94,870	$96	0.40%	$93,132	$48	0.21%	$91,704	$55	0.24%
Money Market accounts	929,856	1,296	0.55	850,288	1,155	0.54	771,531	1,229	0.63
Savings accounts	369,796	138	0.15	365,976	141	0.15	350,155	181	0.21
Certificates of deposit	910,335	3,800	1.66	935,278	3,958	1.68	995,611	4,585	1.83
Total interest bearing deposits	2,304,857	5,330	0.92	2,244,674	5,302	0.94	2,209,001	6,050	1.09
Borrowed Funds	876,604	32,868	14.92	993,289	8,773	3.51	1,174,368	10,257	3.47
Total interest-bearing liabilities	3,181,461	$38,198	4.78%	3,237,963	$14,075	1.73%	3,383,369	$16,307	1.92%
Non-interest bearing checking accounts	154,528			151,006			145,876
Other non-interest-bearing liabilities	173,063			128,028			166,633
Total liabilities	3,509,052			3,516,997			3,695,878
Stockholders' equity	381,368			383,032			358,717
Total liabilities and stockholders' equity	$3,890,420			$3,900,029			$4,054,595
Net interest income		$8,551			$33,398			$34,127
Net interest spread			0.29%			3.38%			3.31%
Net interest-earning assets	$504,669			$478,305			$477,429
Net interest margin			0.93%			3.59%			3.54%
Ratio of interest-earning assets to interest- bearing liabilities		115.86%			114.77%			114.11%

Deposits (including non-interest bearing checking accounts)	$2,459,385	$5,330	0.86%	$2,395,680	$5,302	0.88%	$2,354,877	$6,050	1.02%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$3,708			$3,332			$1,940
Borrowing prepayment costs		$25,582			-			-
Real estate loans (excluding prepayment and late payment fees)			4.85%			5.12%			5.39%
Interest earning assets (excluding prepayment and late payment fees)			4.67%			4.75%			5.02%
Borrowings (excluding prepayment costs)	$876,604	$7,286	3.31%	$993,289	$8,773	3.51%	1,174,368	10,257	3.47%
Interest bearing liabilities (excluding borrowing prepayment costs)			1.58%			1.73%			1.92%
Net Interest income (excluding loan prepayment and late payment fees and borrowing prepayment costs)		$ 30,425			$ 30,066			$ 32,187
Net Interest margin (excluding loan prepayment and late payment fees and borrowing prepayment costs)			3.30%			3.24%			3.33%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At December 31,	At September 30,	At December 31,
Non-Performing Loans	2012	2012	2011
One- to four-family and cooperative apartment	$938	$1,150	$793
Multifamily residential and mixed use residential (1)	507	1,008	9,295
Mixed Use Commercial (1)	1,170	721	4,777
Commercial real estate	6,265	7,805	11,083
Construction	-	-	-
Other	8	6	4
Total Non-Performing Loans (2)	$8,888	$10,690	$25,952
Other Non-Performing Assets
Other real estate owned	-	-	-
Non-performing mixed use commercial loans held for sale	560	-
Non-performing multifamily residential loans held for sale	-	-	393
Non-performing construction loans held for sale	-	-	2,628
Pooled bank trust preferred securities	892	890	1,012
Total Non-Performing Assets	$10,340	$11,580	$29,985

Troubled Debt Restructurings ("TDRs") not included in non-performing loans
One- to four-family and cooperative apartment	948	290	625
Multifamily residential and mixed use residential (1)	1,953	2,298	1,802
Mixed use commercial (1)	729	736	1,148
Commercial real estate	41,228	39,782	37,113
Construction	-	-	-
Other	-	-	-
Total Performing TDRs	$44,858	$43,106	$40,688

(1) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that have been modified in a manner that would meet the criteria for a TDR.  These non-accruing TDR's, which totaled
   $6.3 million at December 31, 2012, $8.1 million at September 30, 2012 and $8.1 million at December 31, 2011, are included in the non-performing loan table, but excluded from the TDR amount shown above.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At December 31,	At September 30,	At December 31,
	2012	2012	2011
Total Non-Performing Assets	$10,340	$11,580	$29,985
Loans 90 days or more past due on accrual status (3)	190	-	3,820
PROBLEM ASSETS	$10,530	$11,580	$33,805

Tier One Capital - The Dime Savings Bank of Williamsburgh	$383,042	$381,700	$359,838
Allowance for loan losses	20,550	20,694	20,254
TANGIBLE CAPITAL PLUS RESERVES	$403,592	$402,394	$380,092

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	2.6%	2.9%	8.9%
(3) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the next twelve months, and are not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279